Exhibit 99.2

Dear Stockholder:	January 11, 2006
We are writing to provide you with additional information relating to the Lancer Corporation Proxy Statement, dated December 22, 2005, which was previously mailed to our stockholders.
Shortly after Lancer mailed the Proxy Statement, a purported stockholder of Lancer filed a lawsuit in the 288th District Court of Bexar County, Texas in the name of Lancer against our Board of Directors. The lawsuit concerns the merger of Lancer with an affiliate of Hoshizaki America, Inc., which is the subject of the Proxy Statement and the related special meeting of stockholders scheduled for January 31, 2006.
Our board of directors unanimously approved the merger which, if completed, will result in Lancer’s stockholders receiving $22.00 in cash, without interest, for each share of Lancer’s common stock owned, representing a transaction value of approximately $215.0 million.
The lawsuit alleges that the consideration to be received by the public stockholders of Lancer is inadequate, that the defendants breached certain fiduciary duties owed to Lancer’s public stockholders and that the process designed to maximize stockholder value in the transaction with Hoshizaki was unfair in that Lancer should have pursued the offer to acquire Lancer submitted by Strategic Buyer One. Please see pages 16-20 of the Proxy Statement for a complete description of why Lancer’s board of directors decided to accept the offer from Hoshizaki over Strategic Buyer One’s offer.
The lawsuit seeks injunctive relief against the consummation of the merger or, alternatively, to rescind the transaction and/or recover damages in an unspecified amount in the event the transaction is consummated. The plaintiff in the lawsuit has not requested a temporary retraining order to stop the pending transaction, but could do so at any time. Lancer believes the purported derivative lawsuit is defective.
Our special meeting of stockholders to vote on the approval of the merger agreement will be held as scheduled on Tuesday, January 31, 2006. Your vote is important regardless of the number of shares of Lancer common stock you own. Because the adoption of the merger agreement requires the affirmative vote of the holders of 66 2/3% of the voting power of Lancer’s outstanding shares of common stock entitled to vote thereon, a failure to vote will have the same effect as a vote “against” the merger. Accordingly, please submit your proxy by promptly completing, signing and dating the proxy card you received and return it in the envelope provided prior to the special meeting, whether or not you plan to attend the special meeting.
Thank you for your cooperation and continued support.
Sincerely,
Christopher D. Hughes, Chief Executive Officer